JOINT FILER INFORMATION

1,088,764 shares of Common Stock are held of record by Grace Software Cross Fund Holdings, LLC (“Grace”), 2,924,778 shares of Common Stock, 439,224 shares of Series A-1 Convertible Preferred Stock, 5,914,814 shares of Series B Convertible Preferred Stock, 1,339,998 shares of Series C Convertible Preferred Stock and 1,159,445 shares of Series D Convertible Preferred Stock are held of record by Insight Venture Partners (Cayman) VII, L.P. (“Cayman VII”), 420,245 shares of Common Stock, 63,110 shares of Series A-1 Convertible Preferred Stock, 849,866 shares of Series B Convertible Preferred Stock, 192,536 shares of Series C Convertible Preferred Stock and 166,594 shares of Series D Convertible Preferred Stock are held of record by Insight Venture Partners (Delaware) VII, L.P. (“Delaware VII”), 153,776 shares of Common Stock, 23,093 shares of Series A-1 Convertible Preferred Stock, 310,985 shares of Series B Convertible Preferred Stock, 70,454 shares of Series C Convertible Preferred Stock and 60,961 shares of Series D Convertible Preferred Stock are held of record by Insight Venture Partners VII (Co-Investors), L.P. (“Co-Investors VII”), 6,643,886 shares of Common Stock, 997,735 shares of Series A-1 Convertible Preferred Stock, 13,436,008 shares of Series B Convertible Preferred Stock, 3,043,923 shares of Series C Convertible Preferred Stock and 2,633,779 shares of Series D Convertible Preferred Stock are held of record by Insight Venture Partners VII, L.P. (“IVP VII”, and together with Cayman VII, Delaware VII, and Co-Investors VII, “Fund VII Entities”) and 98,286 shares of Common Stock are held of record by Insight Partners Public Equities Master Fund, L.P. (“IPPE Master Fund”).
The amounts listed as owned by each Fund VII Entity may be deemed to be attributable to the other Fund VII Entities, Insight Venture Associates VII, L.P. (“IVA VII LP”), Insight Venture Associates VII, Ltd. (“IVA VII Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IVA VII Ltd, which in turn is the general partner of IVA VII LP, which in turn is the general partner of each Fund VII Entity. The amounts listed as owned by Grace may be deemed to be attributable to Insight Associates XI L.P. (“IA XI LP”), Insight Associates XI, Ltd. (“IA XI Ltd”) and Holdings, because Holdings is the sole shareholder of IA XI Ltd, IA XI Ltd is the general partner of IA XI LP and IA XI LP is the manager of Grace. The amounts listed as owned by IPPE Master Fund may be deemed to be attributable to Insight Partners Public Equities GP, LLC (“IPPE GP”), Insight Venture Management, LLC (“IVM”) and Holdings, because Holdings is the sole shareholder of IVM, IVM is the sole member of IPPE GP and IPPE GP is the general partner of IPPE Master Fund.
Each of Jeffrey Horing, Deven Parekh, Michael Triplett, and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the shares held of record by each Fund VII Entity, Grace and IPPE Master Fund. The foregoing is not an admission by IVA VII LP, IVA VII Ltd, IA XI LP, IA XI Ltd, IPPE GP, IVM or Holdings that it is the beneficial owner of the shares held of record by each Fund VII Entity, Grace and IPPE Master Fund. Each of Messrs. Horing, Parekh, Triplett and Lieberman disclaims beneficial ownership of the shares held by each Fund VII Entity, Grace and IPPE Master Fund, except to the extent of his pecuniary interest therein, if any.
The address of each of the entities and persons identified in this Exhibit 99.3 is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.